                                                                     EXHIBIT 4.3

                          AMYLIN PHARMACEUTICALS, INC.


                         COMMON STOCK PURCHASE AGREEMENT


                                 OCTOBER 6, 1999

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                                TABLE OF CONTENTS

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                                                                                  PAGE
                                                                                  ----
1.       AUTHORIZATION OF SALE OF THE SHARES.......................................1

2.       AGREEMENT TO SELL AND PURCHASE THE SHARES.................................1

         2.1      Sale of the Shares...............................................1

         2.2      Separate Agreements..............................................1

         2.3      Acceptance of Proposed Purchase of Shares........................1

3.       DELIVERY OF THE SHARES AT THE CLOSING.....................................1

4.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY..................2

         4.1      Organization and Qualification...................................2

         4.2      Due Execution, Delivery and Performance of the Agreements........2

         4.3      Issuance, Sale and Delivery of the Shares........................2

         4.4      Public Information; Financial Statements.........................3

         4.5      No Material Change...............................................4

         4.6      Eligibility for Form S-3.........................................4

         4.7      Litigation.......................................................4

         4.8      Governmental Consents............................................4

         4.9      Use of Proceeds..................................................4

5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER................4

         5.1      Investment Representations.......................................4

         5.2      Requisite Power and Authority....................................5

         5.3      Rule 144.........................................................5

         5.4      Covenants........................................................5

6.       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS....................6

7.       REGISTRATION OF THE COMMON STOCK; COMPLIANCE WITH THE SECURITIES ACT......6

         7.1      Registration Procedures and Expenses.............................6

         7.2      Notification of Changes..........................................7

         7.3      Indemnification..................................................7

         7.4      Termination of Conditions and Obligations........................9

         7.5      Legends.........................................................10

8.       BROKER'S FEE.............................................................10

9.       NOTICES..................................................................10

10.      CHANGES..................................................................11


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
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
11.      HEADINGS.................................................................11

12.      SEVERABILITY.............................................................11

13.      GOVERNING LAW............................................................11

14.      COUNTERPARTS.............................................................11

15.      SUCCESSORS AND ASSIGNS...................................................11

16.      FURTHER ACTIONS..........................................................11

17.      ENTIRE AGREEMENT.........................................................11

18.      PAYMENT OF FEES AND EXPENSES.............................................12

19.      CONFIDENTIAL DISCLOSURE AGREEMENT........................................12

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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of October 6, 1999 between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation with its principal place of business at 9373 Towne Centre Drive, Suite 250, San Diego, California 92121 (the "Company"), and the purchaser whose name and address are set forth on the signature page hereof (the "Purchaser").

         IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1. AUTHORIZATION OF SALE OF THE SHARES. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of up to four million (4,000,000) shares of Common Stock of the Company (the "Shares") at a price of five dollars ($5.00) per Share.

2.       AGREEMENT TO SELL AND PURCHASE THE SHARES.

         2.1 SALE OF THE SHARES. At the Closing (as defined in Section 3), the Company will sell to the Purchaser, and the Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the number of Shares set forth next to Purchaser's name on the signature page hereof. The Shares shall have the rights, preferences, privileges and restrictions set forth in the Company's Amended and Restated Certificate of Incorporation, as amended to date (the "Certificate").

         2.2 SEPARATE AGREEMENTS. The Company proposes to enter the same form of purchase agreement with certain other investors (the "Other Purchasers") and expects to complete sales of Shares to them. The Purchaser and the Other Purchasers are hereinafter sometimes collectively referred to as the "Purchasers," and this Agreement and the agreements executed by the Other Purchasers are hereinafter sometimes collectively referred to as the "Agreements."

         2.3 ACCEPTANCE OF PROPOSED PURCHASE OF SHARES. The Company shall have no obligation hereunder with respect to the Purchaser until the Company shall execute and deliver to the Purchaser an executed copy of this Agreement. If this Agreement is not executed and delivered by the Company, this Agreement shall be of no further force or effect.

3. DELIVERY OF THE SHARES AT THE CLOSING. Subject to Section 2.3 herein, the completion of the purchase and sale of the Shares to be issued pursuant to this Agreement (the "Closing") shall occur (i) upon receipt by the Company of
(A) a copy of this Agreement which has been executed on Purchaser's behalf, (B) a completed Stock Certificate Questionnaire, the form of which is attached hereto as EXHIBIT A, and (C) the aggregate purchase price for the Shares, or
(ii) following the occurrence of the actions set forth in clause (i) above on such other date as may be agreed to by the Company and the Purchaser. At the Closing, the Company shall deliver to the Purchaser or the Purchaser's custodian bank, in accordance with the Purchaser's delivery instructions, (A) a copy of this Agreement which has been executed on behalf of the Company, and (B) one or more stock certificates registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser, representing the number of Shares


                                       1.

referred to in Section 2 above. The name(s) in which the stock certificates are to be issued shall be set forth in the Stock Certificate Questionnaire attached hereto as EXHIBIT A, as completed by Purchaser. The Company's obligation to complete the purchase and sale of the Shares and deliver such stock certificate(s) to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by the Company:
(a) subject to delivery of the Share certificates to the Purchaser or Purchaser's custodian bank, receipt by the Company of immediately available funds, by check or wire transfer, in the full amount of the purchase price for the Shares being purchased hereunder; (b) the accuracy of the representations and warranties made by the Purchaser herein as of the Closing; and (c) the fulfillment of those undertakings of the Purchaser to be fulfilled prior to the Closing. The Purchaser's obligation to accept delivery of such stock certificate(s) and to pay for the Shares evidenced thereby shall be subject to the following conditions: (a) the accuracy of the representations and warranties made by the Company herein as of the Closing; (b) the purchase by Purchasers other than the Purchaser hereunder, of a minimum of 800,000 Shares; and (c) the fulfillment of those undertakings of the Company to be fulfilled prior to the Closing.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The Company hereby represents and warrants to, and covenants with, the Purchaser as of the date of this Agreement as follows:

         4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary (except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Company).

         4.2 DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENTS. The Company's execution, delivery and performance of this Agreement (a) has been duly authorized by all requisite corporate action by the Company, and (b) will not violate the Certificate or Bylaws of the Company, each as amended to date, or violate or result in a breach of or constitute a default under any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties or assets is bound as of the date hereof. Upon execution and delivery, and assuming the valid execution hereof by the Purchaser, this Agreement will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Company in Section 7.3 hereof may be legally unenforceable.

         4.3 ISSUANCE, SALE AND DELIVERY OF THE SHARES. The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Common Stock, par value one-tenth of one cent ($.001) per share, forty-nine million nine hundred eighty thousand eight


                                       2.
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hundred thirty-eight (49,980,838) shares of which are issued and outstanding as of September 29, 1999, four million six hundred fifty-five thousand two hundred forty-six (4,655,246) shares of which are subject to outstanding options as of September 29, 1999, two million two hundred thirteen thousand five hundred ninety (2,213,590) shares of which are reserved for future issuance to employees, directors and consultants pursuant to the Company's stock plans, including the Company's 1991 Stock Option Plan, the Company's Non-Employee Directors' Stock Option Plan, the Company's Employee Stock Purchase Plan and the Company's Directors' Deferred Compensation Plan as of September 29, 1999, and one million five hundred fifty thousand nine hundred fifty (1,550,950) shares of which are subject to outstanding warrants, and seven million five hundred thousand (7,500,000) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share, none of which, prior to the Closing, are issued and outstanding. All issued and outstanding shares of the Company's Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. When issued, delivered to Purchaser or Purchaser's custodian bank and paid for by Purchaser in accordance with the terms and conditions of this Agreement, the Shares to be sold hereunder will be validly issued, fully paid and nonassessable and will be delivered by the Company free and clear of all liens, pledges, claims, encumbrances, security interests or other restrictions, except for restrictions on transfer imposed to ensure compliance with the Securities Act of 1933, as amended (the "Securities Act").

         4.4 PUBLIC INFORMATION; FINANCIAL STATEMENTS. The Company represents that it has furnished or will furnish, if requested by the Purchaser prior to the Closing, to Purchaser copies of the Company's: (i) Annual Report on Form 10-K for the year ended December 31, 1998; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; (iii) Notice of Annual Meeting and Proxy Statement for the Company's 1999 Annual Meeting of Stockholders, dated April 15, 1999; (iv) Registration Statement on Form S-3 (Registration No. 333-87033); and (v) press releases since June 30, 1999. All of the foregoing public documents are collectively referred to herein as the "Public Documents." The Company has filed in a timely manner all documents that the Company was required to file with the Securities and Exchange Commission (the "Commission") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the twelve (12) months preceding the date of this Agreement. As of their respective filing dates (or, if amended, when amended), all documents filed by the Company with the Commission (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act. As of their respective dates, none of the SEC Documents contained any untrue statement of material fact or omitted to state a material fact required (under the federal securities laws in connection with the sale of the Shares) to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Company at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments).


                                       3.

         4.5 NO MATERIAL CHANGE. As of the date hereof, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company since June 30, 1999.

         4.6 ELIGIBILITY FOR FORM S-3. The Company represents and warrants as of the date hereof that it meets the requirements for the use of Form S-3 for registration of the sale by the Purchaser of the Shares, and for the period during which the Company is required pursuant to Section 7.1(c) herein to keep the Registration Statement (as defined below) effective, the Company shall file all reports required to be filed by the Company with the Commission in a timely manner and take all other necessary action so as to maintain such eligibility for the use of Form S-3.

         4.7 LITIGATION. Except as set forth in the Company's SEC Documents, there is no pending or, to the Company's knowledge, threatened, action, suit or other proceeding to which the Company is a party or to which its property or assets are subject.

         4.8 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (a) compliance with the securities and blue sky laws in the states and other jurisdictions in which Shares are offered and/or sold, which compliance will be effected by the Company in accordance with such laws, and (b) the filing of a registration statement and all amendments thereto with the Commission as contemplated by Section 7.1 of this Agreement.

         4.9 USE OF PROCEEDS. The Company intends to use the proceeds from the sale of the Shares for working capital purposes.

5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.

         The Purchaser represents and warrants to, and covenants with, the Company as follows:

         5.1 INVESTMENT REPRESENTATIONS. The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares, including all of the Company's Public Documents; (ii) the Purchaser is acquiring the number of Shares referred to in Section 2 above for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares;
(iii) the Purchaser has completed or caused to be completed the Stock Certificate Questionnaire attached hereto as EXHIBIT A and the information provided therein by Purchaser is true and correct to the best knowledge of the Purchaser as of the date hereof; (iv) the Purchaser has, in connection with its decision to purchase the number of Shares set forth in Section 2 above, relied solely upon the information delivered to the Purchaser as described in clause
(i)


                                       4.

above and the representations and warranties of the Company contained herein; and (v) the Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

         5.2 REQUISITE POWER AND AUTHORITY. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Purchaser in Section 7.3 hereof may be legally unenforceable.

         5.3 RULE 144. Purchaser acknowledges and agrees that the Shares acquired by Purchaser hereunder must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of securities in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being made through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and the number of shares being sold during any three-month period not exceeding specified limitations.

         5.4 COVENANTS. The Purchaser hereby covenants with the Company as follows: (i) prior to the effective date of the Registration Statement referenced in Section 7.1(a) below (the "Effective Date"), the Purchaser shall not transfer any Shares except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and any transferee of Shares prior to the Effective Date shall agree in advance in a writing acceptable to the Company to be subject to all of the provisions of this Agreement with respect to the Shares; and (ii) commencing as of the Effective Date, the Purchaser shall not make any sale of the Shares, if any, without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied, and the Purchaser acknowledges and agrees that on and after the Effective Date, such Shares are not transferable on the books of the Company unless the certificate submitted to the transfer agent evidencing the Shares is accompanied by a separate purchaser's certificate: (1) in the form of EXHIBIT B hereto, (2) executed by the Purchaser or by an officer of, or other authorized person designated by, the Purchaser, and (3) to the effect that (A) the Shares have been sold in accordance with the Registration Statement and (B) the requirement of delivering a current prospectus has been satisfied. The Purchaser acknowledges that there may occasionally be times when the Company must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Securities and Exchange Commission (the


                                       5.

"Commission"), or until such time as the Company has filed an appropriate report with the Commission pursuant to the Securities Exchange Act of 1934, as amended. The Purchaser hereby covenants that it will not sell any Shares pursuant to said prospectus during the period commencing at the time at which the Company gives the Purchaser notice of the suspension of the use of said prospectus and ending at the time the Company gives the Purchaser notice that the Purchaser may thereafter effect sales pursuant to said prospectus. The Purchaser further covenants to promptly notify the Company of the sale of any of its Shares.

6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein and in the certificates for the Shares delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of the Shares being purchased and the payment therefor.

7. REGISTRATION OF THE COMMON STOCK; COMPLIANCE WITH THE SECURITIES ACT.

         7.1 REGISTRATION PROCEDURES AND EXPENSES.  The Company shall:

             (a) within 120 days following the closing, prepare and file with the Commission a registration statement on Form S-3 (the "Registration Statement") in order to register with the Commission the sale of all the Shares (collectively, the "Registrable Securities") by the Purchasers from time to time through underwriters, agents or otherwise, in negotiated or market transactions or through the automated quotation system of Nasdaq or the facilities of any national securities exchange on which the Company's Common Stock is then traded or in privately negotiated transactions or pursuant to such other method or methods of distribution as Purchaser may require. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this
Section 7.1 that the Purchaser shall furnish to the Company such information regarding itself, the Registrable Securities to be sold by Purchaser, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities. Notwithstanding the foregoing, the Company shall not be required to file or effect a registration pursuant to this Section 7.1 if and for so long as any condition specified in Section 7.1(c) shall exist and the Company shall have notified the Purchaser's thereof in accordance with such section;

             (b) use reasonable efforts, subject to the receipt of necessary information from the Purchasers, to cause the Registration Statement to become effective as soon as commercially practicable following the filing thereof with the Commission;

             (c) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith and take such other actions as may be necessary to keep the Registration Statement continually effective and not misleading until the earliest of (A) the first anniversary date of the Closing, or (B) such date as all of the Shares held by all of the Purchasers have been resold. Notwithstanding the foregoing, each Purchaser acknowledges that there may occasionally be times when the Company, in the good faith judgment of its Chief Executive Officer or its Board of Directors, determines it must suspend such Purchaser's ability to sell Shares pursuant to the Registration Statement until such time as an amendment to the Registration Statement has been filed by the


                                       6.

Company and declared effective by the Commission, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Securities Exchange Act of 1934, as amended (a "Suspension"). The Purchaser agrees that, upon receipt of any notice from the Company of a Suspension, the Purchaser will not sell any Shares pursuant to the Registration Statement until the Purchaser is advised in writing by the Company that the use of the applicable prospectus may be resumed;

             (d) furnish to the Purchaser with respect to the Registrable Securities registered under the Registration Statement such number of copies of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by the Purchaser; provided, however, that the obligation of the Company to deliver copies of prospectuses or preliminary prospectuses to the Purchaser shall be subject to the receipt by the Company of reasonable assurances from the Purchaser that the Purchaser will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses or preliminary prospectuses;

             (e) file documents required of the Company for normal blue sky clearance in states specified in writing by the Purchaser; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented; and

             (f) bear all expenses incurred by the Company in connection with the procedures in paragraphs (a) through (e) of this Section 7.1 and the registration of the Registrable Securities pursuant to the Registration Statement.

         7.2 NOTIFICATION OF CHANGES. The Purchaser agrees that it will promptly notify the Company of any changes in the material information set forth in the Registration Statement regarding the Purchaser or its plan of distribution with respect to the Registrable Securities, as applicable.

         7.3 INDEMNIFICATION.

             (a) the term "Selling Stockholder" shall mean the Purchaser and, if the Purchaser is an institution, the Purchaser's directors or trustees, officers and employees and each person who controls the Purchaser within the meaning of the Securities Act;

             (b) the term "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 7.1; and

             (c) the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission, to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         The Company agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities to which such Selling Stockholder may become


                                       7.

subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement contained in the Registration Statement on the Effective Date thereof, or arise out of any failure by the Company to fulfill any undertaking herein or included in the Registration Statement, and the Company will reimburse such Selling Stockholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement, or the failure of such Selling Stockholder to comply with the covenants and agreements contained in Section 5 or 7.2 hereof respecting sale of the Registrable Securities or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Purchaser prior to the pertinent sale or sales by the Purchaser.

         The Purchaser agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Section 5 or 7.2 hereof respecting sale of the Registrable Securities, or any untrue statement contained in the Registration Statement on the Effective Date if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Purchaser specifically for use in preparation of the Registration Statement, and the Purchaser will reimburse the Company (or such officer, director or controlling person, as the case may be), for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. In no event shall the liability of the Purchaser hereunder be greater in amount than the dollar amount of the gross proceeds received by the Purchaser upon the sale of Registrable Securities giving rise to such indemnification obligation.

         Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to


                                       8.

represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

         If the indemnification provided for in this Section 7.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the act or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that (i) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Shares who was not guilty of such fraudulent misrepresentation, and (ii) contribution (together with any indemnification or other obligations under this Agreement) by any seller of Shares shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Shares.

         The obligations of the Company and Purchaser under this Section 7.3 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

         7.4 TERMINATION OF CONDITIONS AND OBLIGATIONS. Notwithstanding anything stated herein to the contrary, the conditions precedent imposed by Section 5 or this Section 7 upon the transferability of the Shares shall cease and terminate as to any particular number of the Shares, when such Shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

         The rights of the Purchaser hereunder, including the right to have the Company register the Shares pursuant to this Agreement, shall be automatically assigned by each Purchaser to any transferee of all or any portion of the Shares, if: (a) the Purchaser agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (b) the Company is, within a


                                       9.

reasonable time after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee, and (ii) the securities with respect to which such registration rights are being transferred or assigned, (c) following such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws, (d) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing for the benefit of the Company to be bound by all of the provisions contained herein, and (e) such transfer shall have been made in accordance with the applicable requirements of this Agreement, including without limitation the provisions of Section 5.4 herein.

         7.5 LEGENDS. Each certificate representing Shares shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN THE FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

8. BROKER'S FEE. Each of the parties hereto hereby represents that on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the sale of Shares to the Purchaser.

9. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by facsimile or mailed by first class registered or certified airmail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so sent by facsimile or mailed and shall be delivered as follows:

                  (a)      if to the Company, to:

                           Amylin Pharmaceuticals, Inc.
                           9373 Towne Centre Drive, Suite 250
                           San Diego, CA 92121
                           Attention:  Chief Executive Officer


                                      10.

                           with a copy so mailed to:

                           Cooley Godward LLP
                           4365 Executive Drive, Suite 1100
                           San Diego, California 92121
                           Attention:  Thomas A. Coll, Esq.

or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

             (b) if to the Purchaser, at its address as set forth on the signature page of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

10. CHANGES. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.

11. HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

12. SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into and performed entirely in California by California residents, without regard to conflicts of law principles.

14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

15. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, this Agreement and the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of each of the parties hereto.

16. FURTHER ACTIONS. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in transactions of this nature in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

17. ENTIRE AGREEMENT. This Agreement and other documents delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.


                                      11.

18. PAYMENT OF FEES AND EXPENSES. Except as expressly set forth herein, each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

19. CONFIDENTIAL DISCLOSURE AGREEMENT. Notwithstanding any provision of this Agreement to the contrary, any confidential disclosure agreement previously executed by the Company and the Purchaser in connection with the transactions contemplated by this Agreement shall remain in full force and effect in accordance with its terms following the execution of this Agreement and the consummation of the transactions contemplated hereby.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                      12.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AMYLIN PHARMACEUTICALS, INC.



By:
   --------------------------------
   Nancy K. Dahl, Esq.
   Vice President and
   General Counsel


PURCHASER




By:                              Number of Shares:
   ----------------------------                   --------------------------

Name:
     --------------------------
Title:
      -------------------------




Notices to be sent to:

-------------------------------

-------------------------------

-------------------------------



LIST OF ATTACHMENTS:

EXHIBIT A  -      STOCK CERTIFICATE QUESTIONNAIRE
EXHIBIT B  -      PURCHASER'S CERTIFICATE


                                      13.

                                    EXHIBIT A

                          AMYLIN PHARMACEUTICALS, INC.

                         STOCK CERTIFICATE QUESTIONNAIRE


         Pursuant to Section 3 of the Stock Purchase Agreement, please provide us with the following information:


1. The exact name that your Shares are to be registered ____________________ in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:

2. The relationship between the Purchaser of the Shares ____________________ and the Registered Holder listed in response to item 1 above:

3.   The mailing address of the Registered Holder listed   ____________________
     in response to item 1 above:

4.   The Social Security Number or Tax Identification      ____________________
     Number of the Registered Holder listed in the response to item 1 above:

                                    EXHIBIT B


Attention:

                   PURCHASER'S CERTIFICATE OF SUBSEQUENT SALE

         The undersigned, an officer of, or other person duly authorized by ________________________________ hereby certificates that he/she [said institution] is the Purchaser of the shares evidenced by the attached certificate, and as such, sold such shares on ____________________________ in accordance with registration statement number __________________________________________________ and the requirement of delivering a current prospectus and current annual and quarterly reports (Forms 10-K and 10-Q) by the Company has been complied with in connection with such sale.


Print or Type:

Name of Purchaser (Individual or Institution):_________________________________

Name of Individual representing Purchaser
(if an Institution)                           _________________________________

Title of Individual representing Purchaser
(if an Institution)                           _________________________________


Signature by:

Individual Purchaser or Individual
Representing Purchaser:                       _________________________________

                             SCHEDULE OF PURCHASERS

   ---------------------------------------------------------------------------
                          PURCHASER                           SHARES PURCHASED
   ---------------------------------------------------------------------------
   Allen Anderson                                                   2,400,000
   ---------------------------------------------------------------------------
   Domain Partners IV, L.P.                                           195,320
   ---------------------------------------------------------------------------
   DP IV Associates, L.P.                                               4,680
   ---------------------------------------------------------------------------
   Donald H. Rumsfeld                                                  20,000
   ---------------------------------------------------------------------------
   Rumsfeld Family Trust                                               20,000
   ---------------------------------------------------------------------------
   VMN Associates                                                      20,000
   ---------------------------------------------------------------------------
   Kingsbury Capital Partners, L.P. II                                 70,000
   ---------------------------------------------------------------------------
   Kingsbury Capital Partners, L.P. III                               110,000
   ---------------------------------------------------------------------------
   Timothy J. and Cynthia K. Wollaeger Trust                           20,000
   ---------------------------------------------------------------------------
   The Greene Children's Trust                                         30,000
   ---------------------------------------------------------------------------
   The Greene Family Trust                                             50,000
   ---------------------------------------------------------------------------
   Judith E. and Joseph C. Cook, Jr.                                   30,000
   ---------------------------------------------------------------------------
   Farview Management Co., L.P.                                        30,000
   ---------------------------------------------------------------------------
   Deerfield Partners L.P.                                            492,000
   ---------------------------------------------------------------------------
   Deerfield International Limited                                    108,000
   ---------------------------------------------------------------------------
   Jeffrey R. Swarz                                                     5,000
   ---------------------------------------------------------------------------
   Terry C. Vance and Anne C. Vance as Joint Tenants in                15,000
   Common with Rights of Survivorship
   ---------------------------------------------------------------------------
   Ronald M. Nordmann                                                  20,000
   ---------------------------------------------------------------------------
   Peter Moses Hecht                                                   20,000
   ---------------------------------------------------------------------------
   Ginger L. Graham                                                    40,000
   ---------------------------------------------------------------------------
   TOTAL SHARES PURCHASED                                           3,700,000
   ---------------------------------------------------------------------------